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                                                                       Exhibit 4

                       FIRST AMENDMENT TO LOAN AGREEMENT

     Amendment, dated as of the 1st day of May, 2000, by and among Tuscarora Incorporated, a Pennsylvania corporation (the "Borrower"), Mellon Bank, N.A., a national banking association ("Mellon"), KeyBank National Association, a national banking association ("Key") (Mellon, Key and any other financial institution that becomes a party to the Loan Agreement (as hereinafter defined), are individually, a "Bank" and collectively, the "Banks"), and Mellon Bank, N.A., as Agent for the Banks ("Agent") ("First Amendment").

                             W I T N E S S E T H :

     WHEREAS, the Borrower, the Banks and the Agent have entered into that certain Loan Agreement, dated September 23, 1999, pursuant to which, among other things, the Banks extended to the Borrower a credit facility in the original principal amount not to exceed Ninety Million and 00/100 Dollars ($90,000,000.00) (as further amended from time to time, the "Loan Agreement"); and

     WHEREAS, the Borrower desires to amend certain provisions of the Loan Agreement and the Banks and the Agent desire to permit such amendments pursuant to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

     2. The definition of "Cash Flow" contained in Section 1.01 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

          "Cash Flow" shall mean, for the period of determination, (i) Net Income, (ii) minus Six Million and 00/100 Dollars ($6,000,000.00), (iii) minus income from minority owned equity investments, (iv) minus Distributions, (v) plus depreciation, depletion and amortization, (vi) plus losses from minority owned equity investments, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.
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     3. The definition of "Operating Earnings" contained in Section 1.01 of the
Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

          "Operating Earnings" shall mean, for the period of determination, (i) Net Income, (ii) minus income from minority owned equity investments, (iii) plus Interest Expense, (iv) plus all income taxes included in Net Income,
     (v) plus losses from minority owned equity investments, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

     4. Section 6.04(g) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

          (g) other loans and investments after the Closing Date reflected on the Consolidated balance sheet from time to time in amounts not in excess of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) for any one such loan or investment and Ten Million and 00/100 Dollars ($10,000,000.00) for the aggregate of all such loans and investments in any fiscal year; and

     5. The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Loan Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement; provided, however, that any such representations, warranties, agreements and covenants that expressly relate to a specific date continue to relate only to such date.

     6. The Borrower hereby represents and warrants to the Banks and the Agent that (i) the Borrower has the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Borrower executing this First Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational agreements of Borrower or any Law applicable to Borrower or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this First Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.


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     7.  The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof and (ii) it presently has no claims or actions of any kind at Law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Documents.

     8. Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

     9. Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect. This First Amendment amends the Loan Agreement and is not a novation thereof.

     10. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.


                           [INTENTIONALLY LEFT BLANK]


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     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed by their duly authorized officers to be effective on the date first written above.


Attest:                                      Tuscarora Incorporated

By: /s/ H. KENNETH LINGE                     By: /s/ BRIAN C. MULLINS
    ---------------------------                  ----------------------------
Title:   Attorney                            Title:  Sr. Vice President,
       ------------------------                      Chief Financial Officer
                                                     and Treasurer
                                                     ------------------------

                                             Mellon Bank, N.A., as Agent
                                             and for itself as a Bank


                                             By: /s/ DWAYNE R. FINNEY
                                                 ----------------------------
                                             Title:  Vice President
                                                     ------------------------


                                             KeyBank National Association


                                             By: /s/ FRANCIS W. LUTZ, JR.
                                                -----------------------------
                                             Title:  Portfolio Officer
                                                     ------------------------


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